                                                                    EXHIBIT 99.1



                     [MOTORCAR PARTS OF AMERICA LETTERHEAD]



               MOTORCAR PARTS OF AMERICA, INC. ANNOUNCES AUDITORS
 HAVE WITHDRAWN OPINION PENDING REVIEW OF MPA'S RESTATED FINANCIAL STATEMENTS;
             PROVIDES UNREVIEWED RESULTS FOR SECOND QUARTER FY 2005

LOS ANGELES, CA., NOVEMBER 23, 2004 -- Motorcar Parts of America, Inc. ("MPA") (OTC: MPAA.PK), a leading provider of remanufactured starters and alternators for the automotive aftermarket, today reported that, following MPA's announcement last week that investors and others should not rely on certain of MPA's financial statements, Grant Thornton LLP, MPA's auditors, has withdrawn its opinion included in the Form 10-K for the year ended March 31, 2004. MPA and Grant Thornton continue to work together to complete the audit of the restated periods included in March 31, 2004 Form 10-K and the review of the subsequent quarterly periods. As the audit and review of the restatement made to effect this correction to MPA's accounting policies remains incomplete, MPA announced that it did not file its Form 10-Q for the period ended September 30, 2004 on November 22, 2004, the extended filing deadline.

MPA previously reported that it intended to correct its accounting policy with respect to accounting for sales to customers and the recognition of the related core revenues and costs. The core refers to the portion of the used alternator or starter that is typically returned by the aftermarket customer and is a key component of the remanufacturing process. MPA will now account for revenues and cost of sales on a net-of-core-value basis. As a result, MPA will reissue its annual report for the fiscal year ended March 31, 2004 and its quarterly report for the three month period ended June 30, 2004. As previously disclosed, MPA believes this change will result in a material decrease in net revenues and cost of sales but will not have an impact on its gross profit, operating profit, net income or cash flow from operations.

FINANCIAL RESULTS

Today MPA announced unreviewed restated financial results for the six month period ended September 30, 2004 and unreviewed results for the three month period ended September 30, 2004.

FINANCIAL HIGHLIGHTS:

-     Q2 FY 05 revenues increased 6.8% to $23.5 million over Q2 of FY 04

- Pay-on-scan (POS) shipments in excess of sales recorded grew by $4.7 million during Q2 of FY 05 over those recorded in Q1 of FY 05

- Q2 FY 05 net income of $2 million, or $0.23 per diluted share, versus $1.90 million, or $0.23 per diluted share in Q2 of FY 04

- Six months revenues for FY 05 up 5.9% to $41.8 million, from $39.5 million in FY 04

- POS shipments in excess of sales recorded grew by $9.6 million for the first six months of FY 05 over those recorded during the first six months of FY 04

- Net income for the first six months of FY 05 decreased to $2.1 million, or $0.24 per diluted share, versus $2.6 million, or $0.32 per diluted share for the first six months of FY 04

- Operating cash flow decreased to $9.9 million in the first six months of FY 05 versus $16.3 million in the first six months of FY 04 primarily as a result of MPA's inventory buildup to support anticipated sales

OPERATIONAL HIGHLIGHTS:

- Significant expansion of relationship with our largest customer under the POS program

-     Winner of Frost and Sullivan Product Quality Leadership Award

- Initial sales success to the traditional warehouse and professional installer aftermarket segment.

- Entered into an agreement for 125,000 square ft. premises in Mexico scheduled to be in production in Q1 FY 06.

Q2 FY 05 RESULTS

"In the second quarter of fiscal 2005, we continued to make progress in growing our market share and building an industry leading cost structure," said Selwyn Joffe, Chairman and CEO. "We continue to execute on our strategy to expand MPA's growth horizons, improve our profitability, and add value to our customers in both the retail and professional installer marketplaces."

Second quarter 2005 revenues increased by 6.8% to $23.5 million, as compared to $22 million in the second quarter of fiscal 2004. Reported sales to our largest customer have yet to reflect the full increase in products shipped because of the pay-on-scan (POS) arrangement covering those sales.

In Q2 FY 05 gross margin decreased to $6.8 million, or 29.2% of sales, from $7 million, or 32% of sales, in the second quarter of the 2004 fiscal year. Gross margin was negatively impacted by a number of expenses associated with the transition of business to a POS basis.

General and administrative expenses were $2.4 million for the second quarter of FY 05, as compared to $2.9 million in the prior year period. This decrease was mainly due to a decrease in legal fees, partially offset by accounting expense increases and start-up expenses relating to the opening of a new manufacturing facility in Mexico.

Operating income was $3.66 million or 15.6% of net sales in the second quarter of FY 05, as compared to $3.56 million, or 16.2% of sales in the second quarter of FY 04,

Net income for the second quarter of FY 05 was $2 million, or $0.23 per diluted share, compared to $1.9 million, or $0.23 per diluted share, in the same period in fiscal 2004.

RECONCILIATION OF NET SALES AND COST OF GOODS SOLD TO REFLECT CORRECTION OF ACCOUNTING POLICY

To provide additional information concerning the impact of the correction of its accounting policies to account for net sales and cost of goods sold on a net-of-core-value basis, MPA is releasing the following reconciliation:

Results for the six months ended September 30, 2004:

                                            (Unaudited)
                               Sales reported                           As restated;
                               on gross basis*       Adjustments   net basis of reporting
                               --------------       ------------   ----------------------
Net sales ................       $87,640,000        $(45,840,000)        $41,800,000
Cost of goods sold .......        76,876,000         (45,840,000)         31,036,000
                                 ------------       ------------        ------------
  Gross margin............       $10,764,000                   0         $10,764,000

   *Includes the results for the three months ended June 30, 2004, as previously reported.

FINANCIAL CONDITION

During the six months ended September 30, 2004, the Company generated $9.9 million in cash from operating activities, as compared with $16.3 million during the six months ended September 30, 2003. The reduction was in part due to the buildup of inventories.

Shareholders' equity was $46.2 million at September 30, 2004 compared to $43.6 million at year end March 31, 2004. The Company had over $14 million in cash and no amounts outstanding under its line of credit as of September 30, 2004; at March 31, 2004, the end of fiscal year 2004, the Company had $7.6 million in cash and $3.0 million outstanding on the line of credit. At September 30, 2004, the Company had recognized an obligation to issue $12.9 million in credits to our largest customer over the next 18 months in connection with the transition of the Company's expanded business with this customer to a POS basis.

The Company is aggressively seeking to conclude all open issues related to its financial statements, including concluding the audit of its restated financial statements and the review of its interim financial statements.

ABOUT MPA

Motorcar Parts of America, Inc. is a leading manufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, Nashville, Tennessee, and Charlotte, North Carolina, as well as overseas in Singapore and Malaysia. The Company websites are located at www.motorcarparts.com and www.quality-built.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995:

This press release may contain certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. The financial results for the second quarter of Fiscal 2005 contained above and the impact of the anticipated restatement on prior periods' financial results are based upon preliminary information and are subject to change. These factors include, but are not limited to, the Company's ability to timely finalize its interim financial statements for the quarter ended September 30, 2004, as anticipated, the concentration of sales to certain customers, changes in the Company's relationship with any of its customers, including the increasing customer pressure for lower prices and more favorable payment terms, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank's refusal to waive any such defaults, the potential for changes in consumer spending, increases in interest rates, changes in the financial condition of any of our major customers, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company's filings with the Securities and Exchange Commission.

                MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                    SEPTEMBER 30,       MARCH 31,
                                                                                         2004             2004
                                                                                    ------------      ------------
                                                   ASSETS

Current Assets:
  Cash and cash equivalents ...................................................     $ 14,154,000      $  7,630,000
  Short term investments ......................................................          398,000           288,000
  Accounts receivable -- net ..................................................       10,438,000        14,626,000
  Inventory -- net ............................................................       46,696,000        28,744,000
  Deferred income tax asset ...................................................        6,929,000         8,124,000
  Prepaid income tax ..........................................................           69,000           172,000
  Prepaid expenses and other current assets ...................................        1,270,000           880,000
                                                                                    ------------      ------------
        Total current assets ..................................................       79,954,000        60,464,000
                                                                                    ------------      ------------
Plant and equipment-- net .....................................................        4,069,000         4,758,000
Other assets ..................................................................          762,000           774,000
                                                                                    ------------      ------------
        TOTAL ASSETS ..........................................................     $ 84,785,000      $ 65,996,000
                                                                                    ============      ============

                                                 LIABILITIES

Current liabilities:
  Accounts payable ............................................................     $ 20,248,000      $ 13,456,000
  Accrued liabilities .........................................................        2,887,000         2,851,000
  Line of credit ..............................................................               --         3,000,000
  Deferred compensation .......................................................          361,000           260,000
  Current portion of credit due to customer ...................................       11,750,000                --
  Current portion of capitalized lease obligations ............................          378,000           409,000
  Other current liabilities ...................................................           80,000            62,000
                                                                                    ------------      ------------
        Total current liabilities .............................................       35,704,000        20,038,000
Deferred income taxes .........................................................          689,000         1,016,000
Deferred income ...............................................................               --           100,000
Credit due to customer, less current portion ..................................        1,162,000                --
Capitalized lease obligations, less current portion ...........................        1,066,000         1,247,000
                                                                                    ------------      ------------
Total liabilities .............................................................       38,621,000        22,401,000

                                            SHAREHOLDERS' EQUITY

Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none
  issued ......................................................................               --                --
Series A junior participating preferred stock; no par value, 20,000 shares
  authorized; none issued......................................................               --                --
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,173,955 and 8,085,955 shares issued and outstanding at September 30, 2004 and
  March 31, 2004...............................................................           81,000            81,000
Additional paid-in capital ....................................................       53,578,000        53,096,000
Accumulated other comprehensive loss ..........................................          (83,000)          (78,000)
Accumulated deficit ...........................................................       (7,412,000)       (9,504,000)
                                                                                    ------------      ------------
     Total shareholders' equity ...............................................       46,164,000        43,595,000
                                                                                    ------------      ------------
     TOTAL LIABILITIES & SHAREHOLDERS' EQUITY .................................     $ 84,785,000      $ 65,996,000
                                                                                    ============      ============

                MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        SIX MONTHS ENDED             THREE MONTHS ENDED
                                                          SEPTEMBER 30,                 SEPTEMBER 30,
                                                 ---------------------------     ---------------------------
                                                     2004            2003           2004             2003
                                                 -----------     -----------     -----------     -----------
                                                 AS RESTATED     AS RESTATED                     AS RESTATED
Net sales ...................................     $41,800,000     $39,477,000     $23,491,000     $21,991,000
Cost of goods sold ..........................      31,036,000      28,339,000      16,642,000      14,955,000
                                                  -----------     -----------     -----------     -----------
  Gross margin ..............................      10,764,000      11,138,000       6,849,000       7,036,000
                                                  -----------     -----------     -----------     -----------
Operating expenses:
  General and administrative ................       5,037,000       5,283,000       2,416,000       2,921,000
  Sales and marketing .......................       1,133,000         707,000         511,000         414,000
  Research and development ..................         442,000         281,000         263,000         137,000
                                                  -----------     -----------     -----------     -----------
 Total operating expenses ...................       6,612,000       6,271,000       3,190,000       3,472,000
                                                  -----------     -----------     -----------     -----------
Operating income ............................       4,152,000       4,867,000       3,659,000       3,564,000
Interest expense -- net .....................         800,000         581,000         449,000         288,000
                                                  -----------     -----------     -----------     -----------
Income before provision for income taxes ....       3,352,000       4,286,000       3,210,000       3,276,000
Provision for income taxes ..................       1,260,000       1,708,000       1,209,000       1,378,000
                                                  -----------     -----------     -----------     -----------
Net income ..................................     $ 2,092,000     $ 2,578,000     $ 2,001,000     $ 1,898,000
                                                  ===========     ===========     ===========     ===========
Basic net income per share ..................     $       .26     $       .32     $       .25     $       .24
                                                  ===========     ===========     ===========     ===========
Diluted net income per share ................     $       .24     $       .32     $       .23     $       .23
                                                  ===========     ===========     ===========     ===========
Weighted average number of shares outstanding
  -- basic ..................................       8,125,982       7,998,326       8,157,172       7,995,350
  -- diluted ................................       8,590,254       8,125,339       8,603,916       8,227,735

                MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                               SIX MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                        --------------------------------
                                                                                            2004               2003
                                                                                        ------------        ------------
Cash flows from operating activities:
  Net income ......................................................................     $  2,092,000      $  2,578,000
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization ................................................        1,006,000         1,195,000
     Provision for deferred income taxes ..........................................          868,000         1,461,000
     Tax benefit from employee stock options ......................................          240,000                --
     (Increase) decrease in:
          Accounts receivable .....................................................        4,189,000         5,081,000
          Inventory ...............................................................      (17,955,000)        2,255,000
          Prepaid expenses and other current assets ...............................         (389,000)               --
          Income tax refund receivable ............................................          102,000            28,000
          Other assets ............................................................            5,000            44,000
     Increase (decrease) in:
          Accounts payable and accrued expenses ...................................        6,824,000         2,638,000
          Deferred compensation ...................................................          101,000            15,000
          Credit due to customer ..................................................       12,912,000           172,000
          Other current liabilities ...............................................          (82,000)          879,000
                                                                                        ------------      ------------
               Net cash provided by operating activities ..........................        9,913,000        16,346,000
                                                                                        ------------      ------------
Cash flows from investing activities:
  Purchase of property, plant and equipment .......................................         (310,000)         (642,000)
  Change in short-term investments ................................................         (108,000)          (61,000)
                                                                                        ------------      ------------
               Net cash used in investing activities ..............................         (418,000)         (703,000)
                                                                                        ------------      ------------
Cash flows from financing activities:
  Net repayments under line of credit .............................................       (3,000,000)       (6,932,000)
  Exercise of stock options .......................................................          242,000            72,000
  Payments on capital lease obligation ............................................         (212,000)         (403,000)
  Repurchase of warrants, stock options and shares ................................               --        (1,009,000)
                                                                                        ------------      ------------
               Net cash used in financing activities ..............................       (2,970,000)       (8,272,000)
                                                                                        ------------      ------------
Effect of exchange rate changes on cash ...........................................           (1,000)          (17,000)
                                                                                        ------------      ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS .........................................        6,524,000         7,354,000
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD ..................................        7,630,000         1,307,000
                                                                                        ------------      ------------
CASH AND CASH EQUIVALENTS -- END OF PERIOD ........................................     $ 14,154,000      $  8,661,000
                                                                                        ============      ============
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
        Interest ..................................................................     $    830,000      $    586,000
        Income taxes ..............................................................     $     50,000      $    142,000
  Non-cash investing and financing activities:
        Property acquired under capital lease .....................................               --      $    755,000

RESTATEMENT:

As reported in a Current Report on Form 8-K filed on November 16, 2004, we have concluded that we must reissue our financial statements for the year ended March 31, 2004 and the three months ended June 30, 2004 to correct our policy with respect to accounting for our sales to customers and the recognition of the related core revenues and costs. We have decided to account for revenues and cost of sales on a net-of-core-value basis, which we have concluded reflects the proper application of generally accepted accounting principles. This change will result in a material decrease in net revenues and cost of sales, but will not impact our gross profit, operating profit, net income or cash flow from operations. The results for the period ended September 30, 2004 have been prepared in accordance with this new policy, and the Company has restated its previously reported results for the period ended September 30, 2003 to reflect this change.

Our review of accounting policies, and the resulting reissuance, was precipitated in part by comments that we received from the Securities and Exchange Commission's Division of Corporation Finance in connection with the SEC's review of our financial information contained in prior periodic report filings. We have not yet provided a formal, comprehensive response to the SEC's most recent comment letter. Upon receipt and review of that letter, the SEC may have further comments.

The impact on our previously filed Consolidated Statements of Operations, as a result of the adjustments for three months ended June 30, 2004, years ended March 31, 2004, 2003 & 2002 and the periods beginning with June 30, 2003 through March 31, 2004 are as follows:

                             FOR THE THREE MONTHS ENDED JUNE 30, 2004  (UNAUDITED)
                             -----------------------------------------------------
                              AMOUNT PREVIOUSLY
                                   REPORTED      ADJUSTMENTS      AS RESTATED
                                 -----------     -----------      -----------
STATEMENTS OF OPERATIONS:
Net sales ..................      41,128,000     (22,818,000)      18,310,000
Cost of goods sold .........      37,429,000     (23,034,000)      14,395,000
                                 -----------     -----------      -----------
  Gross margin .............       3,699,000         216,000        3,915,000
                                 -----------     -----------      -----------
Operating expenses:
  General and administrative       2,405,000         216,000*       2,621,000
  Sales and marketing ......         622,000                          622,000
  Research and development..         179,000                          179,000
                                 -----------     -----------      -----------
  Total operating expenses..       3,206,000         216,000        3,422,000
                                 -----------     -----------      -----------
Operating income ...........         493,000              --          493,000
                                 ===========     ===========      ===========

*The $216,000 adjustment reflects the correction of an error in that amount and represents general and administrative expenses which were improperly included in cost of goods.

                                                FISCAL YEAR ENDED MARCH 31, 2004 (UNAUDITED)
                                   --------------------------------------------------------------------
                                   FIRST QUARTER     SECOND QUARTER    THIRD QUARTER     FOURTH QUARTER
                                   -------------     -------------     -------------     --------------
Net sales, as reported ........     $ 37,102,000      $ 46,424,000        35,578,000      $ 33,532,000
Adjustments ...................      (19,616,000)      (24,433,000)      (16,824,000)      (15,204,000)
                                    ------------      ------------      ------------      ------------
Net sales, as restated ........       17,486,000        21,991,000        18,754,000        18,328,000

Cost of goods sold, as reported       33,000,000        39,388,000        30,409,000        26,703,000
Adjustments ...................      (19,616,000)      (24,433,000)      (16,824,000)      (15,204,000)
                                    ------------      ------------      ------------      ------------
Cost of goods sold, as restated       13,384,000        14,955,000        13,585,000        11,499,000
                                    ------------      ------------      ------------      ------------
  Gross Margin ................     $  4,102,000      $  7,036,000      $  5,169,000      $  6,829,000
                                    ------------      ------------      ------------      ------------



                                               FISCAL YEAR ENDED MARCH 31, 2003 (UNAUDITED)
                                   --------------------------------------------------------------------
                                   FIRST QUARTER     SECOND QUARTER    THIRD QUARTER     FOURTH QUARTER
                                   -------------     -------------     -------------     --------------
Net sales, as reported ........     $ 48,405,000      $ 44,456,000      $ 40,115,000      $ 34,590,000
Adjustments ...................      (25,461,000)      (23,022,000)      (20,656,000)      (19,626,000)
                                    ------------      ------------      ------------      ------------
Net sales, as restated ........       22,944,000        21,434,000        19,459,000        14,964,000

Cost of goods sold, as reported       43,224,000        39,598,000        34,921,000        32,432,000
Adjustments ...................      (25,461,000)      (23,022,000)      (20,656,000)      (19,626,000)
                                    ------------      ------------      ------------      ------------
Cost of goods sold, as restated       17,763,000        16,576,000        14,265,000        12,806,000
                                    ------------      ------------      ------------      ------------
  Gross Margin ................     $  5,181,000      $  4,858,000      $  5,194,000      $  2,158,000
                                    ------------      ------------      ------------      ------------



                                                 FISCAL YEAR ENDED MARCH 31,
                                    -----------------------------------------------------
                                   2002 (UNAUDITED)   2003 (UNAUDITED)   2004 (UNAUDITED)
                                   ----------------   ----------------   ----------------
Net sales, as reported ........     $ 172,040,000      $ 167,566,000      $ 152,636,000
Adjustments ...................       (88,728,000)       (88,765,000)       (76,077,000)
                                    -------------      -------------      -------------
Net sales, as restated ........        83,312,000         78,801,000         76,559,000

Cost of goods sold, as reported       151,465,000        150,175,000        129,500,000
Adjustments ...................       (88,728,000)       (88,765,000)       (76,077,000)
                                    -------------      -------------      -------------
Cost of goods sold, as restated        62,737,000         61,410,000         53,423,000
                                    -------------      -------------      -------------
  Gross Margin ................     $  20,575,000      $  17,391,000      $  23,136,000
                                    -------------      -------------      -------------


                             ##############################




  For more information, contact:
        Selwyn Joffe
        Chairman, President & CEO
        MOTORCAR PARTS OF AMERICA, INC.
        (310) 972-4005